Exhibit 99.1

Hecla Updates COVID-19 Actions and Reports First Quarter 2020 Results

Minimal disruption to operations and solid liquidity position Hecla for a strong second half of 2020

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--May 7, 2020--Hecla Mining Company (NYSE:HL) (Hecla or the Company) today announced first quarter financial and operating results.

COVID-19 UPDATE

  Responding quickly to COVID-19 mitigated the impact.
  Four out of five mines operating, representing 95% of Hecla's production.
  Casa Berardi restarted operations on April 16 after government-mandated industry-wide shutdown on March 23.
  No known cases of COVID-19 at any of Hecla's sites.
  Annual guidance updated.

"Our rapid and early response to COVID-19 protected our workers, operations, and the communities in which we operate," said Phillips S. Baker, Jr., Hecla's President and CEO. "With our key mines operational, we expect the second half of the year to be strong as Casa Berardi resumes normal operations, Lucky Friday ramps-up to full production and Greens Creek continues to deliver. Our Nevada operations have performed well and have taken a step forward with a third-party processing agreement for a bulk sample of refractory ore and positive results from the hydrological study which could result in continuing production through the end of the year and beyond."

“While our financial position is strong, with over $200 million in cash at quarter end, no near-term debt maturities and no large capital projects planned for the next several years, we are reducing 2020 capital and exploration expenditures by 25%. We also continue to protect our revenues with put options for silver and gold that set a floor price but don't limit upside participation, and forward sales of our lead and zinc production," said Baker.

“Finally, we are able to re-establish production and cost guidance. Our silver production guidance is largely unchanged with AISC, after byproduct credits, about 10% higher due primarily to benchmark smelter costs and lower byproduct credits from lower zinc production and prices. Our gold production guidance is about 10% lower, but AISC, after byproduct credits, is relatively unchanged due to lower capital costs,” said Baker.

HIGHLIGHTS

  Silver production of 3.2 million ounces (2.6 million ounces sold) and gold production of 58,792 ounces.
  Sales of $136.9 million and cash provided by operating activities of $5 million.
  A gain of $7.9 million on metals derivatives contracts.
  Net loss for the quarter of $17.2 million, or $0.03 per basic share.
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $125.6 million.
  Gross profit of $11.4 million and adjusted EBITDA of $37.8 million; net debt/adjusted EBITDA (last 12 months) of 2.5x.1,2
  Financial results impacted by lower provisional prices for a Greens Creek shipment, higher treatment charges, higher product inventory and COVID-19 related shutdown of Casa Berardi.
  Bulk sample processing agreement in Nevada and hydrology study shows existing water infrastructure may be sufficient to support a refractory ore mining plan.
  Have put option contracts for gold and silver to establish a floor price of $16 for silver in the second quarter and $1,450, $1,650 and $1,600 for gold in the second through fourth quarters, for much of the expected production but with full upside available other than cost of the contracts.
  Cash and cash equivalents and short-term investments of $215.7 million, including a precautionary $210 million drawn on the revolving credit facility.
  Issued $475 million of senior notes due in 2028 replacing $506.5 million senior notes due in 2021, reducing long term debt and extending its maturity.
  Maintaining common and preferred share dividend.

FINANCIAL OVERVIEW

	First Quarter Ended
HIGHLIGHTS	March 31, 2020	March 31, 2019
FINANCIAL DATA
Sales (000)	$136,925	$152,617
Gross profit (000)	$11,372	$3,444
Loss applicable to common stockholders (000)	$(17,323)	$(25,671)
Basic and diluted loss per common share	$(0.03)	$(0.05)
Net loss (000)	$(17,185)	$(25,533)
Cash provided by operating activities (000)	$4,927	$20,030

Net loss for the first quarter of $17.2 million, compared to a net loss of $25.5 million in the first quarter of 2019, impacted by the following factors:

  Revenue declined due to lower provisional prices for a Greens Creek shipment, higher treatment charges and COVID-19 related loss of production at Casa Berardi.
  Gross profit increased primarily due to higher prices and higher gold grades in the Nevada operations, partially offset by lower gross profit at Greens Creek.
  A net foreign exchange gain of $6.6 million versus a net loss of $3.1 million in the first quarter of 2019, with the variance primarily related to the impact of a weaker CAD relative to the USD.
  A $7.9 million gain on metals derivatives contracts versus a loss of $1.8 million in the first quarter of 2019, with the variance due to declining base metal prices and lower prices for silver at the end of the quarter.
  Ramp-up and suspension-related costs increased by $10.2 million due to 1) lower production at Lucky Friday as capital investments were prioritized and the ramp-up after the strike ended in January 2020, 2) suspension of production at the Midas and Hollister mines and the Aurora mill in Nevada, and 3) a temporary suspension of production at Casa Berardi to comply with the shut-down order issued to the mining industry by the Government of Quebec as part of the fight against the spread of COVID-19.
  Higher interest expense by $5.6 million primarily as a result of one-time costs related to refinancing of Senior Notes, including one month of having both the 2021 and 2028 notes outstanding.
  Lower income tax benefit by $6.2 million due to reduced losses at Nevada and Casa Berardi.

Operating cash flow of $4.9 million decreased 75% compared to the first quarter of 2019, primarily due to the higher ramp-up and suspension costs and interest expense.

Adjusted EBITDA of $37.8 million increased 35% compared to the first quarter of 2019, primarily due to lower exploration expense and higher margins at Nevada and Casa Berardi, partially offset by lower margins at Greens Creek as a result of the majority of shipments in the quarter occurring in March at lower than average silver, lead and zinc prices, as well as higher treatment charges.1

Capital expenditures totaled $20.0 million for the first quarter of 2020 compared to $36.4 million in the first quarter of 2019, with the decrease primarily due to reduced spending at Nevada operations. Capital expenditures during the first quarter 2020 at Casa Berardi, Greens Creek, Lucky Friday, Nevada, and San Sebastian operations were $8.5 million, $5.5 million, $4.3 million, $0.9 million, and $0.8 million, respectively.

Metals Prices

The average realized silver price in the first quarter of 2020 was $14.48 per ounce, 8% lower than the $15.70 price realized in the first quarter of 2019. Realized gold prices were higher by 21% while lead and zinc prices were lower by 16%, and 32%, respectively. The lower realized silver price relative to the average market price of $16.94 for the first quarter was the result of a large portion of our silver sales occurring through concentrate shipments in March, when the price hit a quarterly low. Final settlement of the March sales is pending, and the Company anticipates recognizing a gain upon settlement of the sales in the second quarter as a result of either an increase in the silver price or exercise of put contracts in place.

		Three months ended March 31,
		2020	2019
Silver –	London PM Fix ($/ounce)	$16.94	$15.57
	Realized price per ounce	$14.48	$15.70
Gold –	London PM Fix ($/ounce)	$1,583	$1,304
	Realized price per ounce	$1,588	$1,308
Lead –	LME Final Cash Buyer ($/pound)	$0.84	$0.92
	Realized price per pound	$0.78	$0.93
Zinc –	LME Final Cash Buyer ($/pound)	$0.96	$1.23
	Realized price per pound	$0.88	$1.30

Precious Metals Put Option Contracts and Base Metals Forward Sales Contracts

In June 2019, Hecla began using financially settled put option contracts to manage the exposure of its forecasted future gold and silver sales to potential declines in market prices for those metals. These put contracts give the Company the option, but not the obligation, to realize contracted prices on quantities of silver and gold put contracts. The Company also enters into financially settled forward sales contracts to manage price exposure to silver, gold, zinc and lead for the Greens Creek concentrate shipments (also called provisional hedges). In addition, the Company uses financially settled forward contracts to manage exposure to changes in prices of zinc and lead (but not silver and gold) contained in the forecasted future Greens Creek concentrate shipments.

Percentage of Forecasted Production Protected and Average Price per Ounce/Pound
	Puts (Floor Price)				Forward Sales
	Silver		Gold		Zinc		Lead
Protection as a % of Sales
Q2/2020	100%	$16.00	100%	$1,450	86%	$0.91	71%	$0.76
Q3/2020	0%		59%	$1,650	84%	$0.87	61%	$0.81
Q4/2020	0%		40%	$1,600	66%	$0.88	42%	$0.78
Q1/2021	0%		0%		2%	$0.88	1%	$0.75

OPERATIONS OVERVIEW

The following table provides the production summary on a consolidated basis for the quarters ended March 31, 2020 and 2019:

		First Quarter Ended
		March 31, 2020	March 31, 2019
PRODUCTION SUMMARY
Silver -	Ounces produced	3,245,469	2,923,131
	Payable ounces sold	2,582,279	2,898,083
Gold -	Ounces produced	58,792	60,021
	Payable ounces sold	57,103	60,936
Lead -	Tons produced	5,893	5,784
	Payable tons sold	4,130	4,848
Zinc -	Tons produced	12,847	13,944
	Payable tons sold	9,836	9,533

The difference between silver ounces produced and sold in the quarter is primarily due to the timing of concentrate shipments at Greens Creek.

First quarter production equates to 10.8 million ounces on a silver equivalency basis and 115,511 ounces on a gold equivalency basis.

The following table provides a summary of the production, cost of sales, cash cost, after by-product credits, per silver or gold ounce, and All In Sustaining Cost (AISC), after by-product credits, per silver or gold ounce, for the quarters ended March 31, 2020 and 2019.

First Quarter Ended March 31, 2020			Greens Creek		Lucky Friday	San Sebastian		Casa Berardi		Nevada Operations
	Silver	Gold	Silver	Gold	Silver	Silver	Gold	Gold	Silver	Gold	Silver
Production (ounces)	3,245,469	58,792	2,775,707	12,273	95,748	346,625	2,802	26,752	5,934	16,965	21,455
Increase/(decrease)	11%	(2)%	24%	(14)%	(45)%	(21)%	(21)%	(16)%	(28)%	64%	(68)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$60,314	$65,239	$49,182	-	$2,832	$8,300	-	$48,325	$-	$16,914	-
Increase/(decrease)	(12)%	(19)%	(9)%	N/A	30%	(33)%	N/A	(2)%	N/A	(46)%	N/A
Cash costs, after by-product credits, per silver or gold ounce [35]	$5.76	$1,061	$5.63	-	$-	$6.91	-	$1,268	-	$735	-
Increase/(decrease)	155%	(17)%	1,049%	N/A	N/A	(38)%	N/A	14%	N/A	(59)%	N/A
AISC, after by-product credits per silver or gold ounce [4]	$11.06	$1,302	$7.90	-	-	$9.59	-	1,615	-	$808	-
Increase/(decrease)	18%	(26)%	144%	N/A	N/A	(42)%	N/A	21%	N/A	(74)%	N/A

Greens Creek Mine - Alaska

During the first quarter, Greens Creek began quarantining all employees in a Juneau facility for 14 days before starting a 28-day work rotation. No one, including local residents, is allowed on the mine site if they have not been quarantined. The Company remains extremely cautious during the pandemic as protecting the workers and the local community is its highest priority. These changes at Greens Creek are reflected in these results and the new guidance assumptions.

At Greens Creek, the mine operated largely as expected and in-line with last year except the cash cost and AISC, after by-product credits increased primarily due to the following:

  There were 2 lead shipments instead of 3 in the first quarter of 2019.
  $4 million increase in treatment costs compared to the first quarter of 2019. Increased treatment charges will continue throughout 2020.
  An additional 4 million of treatment costs due to a spot customer’s failure to perform under its purchase agreement, for which the Company is seeking remedies.
  Lower by-product prices and volumes reduced the by-product credits almost $6.6 million.

The mill operated at an average of 2,185 tons per day (tpd) in the first quarter compared to 2,298 tpd in the first quarter of 2019. Tonnage was lower due to the mill being down early in the quarter for replacement of a failed SAG motor. Mill performance exceeded plans for the remainder of the quarter and is on track to recover the tonnage over the balance of the year.

More than 2 million ounces of silver were sold in March at a lower price than the average for the first quarter, which impacted revenue and cash flow generation. The shipments had not been provisionally hedged, and subsequent higher metals prices could increase the expected cash flow in the second quarter when sales of these ounces settle. Due to the high value of each shipment, timing can influence quarterly financial results.

The Company reaffirms its prior estimates for 2020 silver production of 8.9 to 9.3 million ounces of silver and 46 to 48 thousand ounces of gold. The estimate for cost of sales is $205 million, cash cost, after by-product credits, AISC after by-product credits, per silver ounce is $6.00-$6.75 and $9.50-$10.00, respectively, with the cost increase a function of higher treatment charges, lower base metals price expectations as well as COVID-related expenses.

Casa Berardi Mine - Quebec

The Casa Berardi mine went back into partial production on April 16 after the government-mandated shutdown on March 23. The restart is expected to take about a month to reach full production.

The closure impacted first quarter production and financial performance of the mine due to reduced operating days and the inability to process and sell work-in-process inventory during the quarter. Lower gold production was also a result of lower ore grades and recovery, mainly due to delays in two long-hole stopes and higher-than-modeled underground dilution. The decrease in cost of sales was primarily due to lower sales volume. The increase in cash costs and AISC after by-product credits, per gold ounce, was principally due to lower gold production as described above. The mill operated at an average rate of 3,644 tpd in the first quarter, approximately the same throughput as the first quarter of 2019. However, when the days lost from the government-mandated shutdown are removed, the daily run rate for the plant was 4,011 tpd, an increase of 9% compared to the first quarter of 2019, reflective of our process improvement initiative.

Process improvement activities will continue in 2020 in an effort to improve mill reliability, throughput, and recovery. These efforts are expected to lead to reduced costs and increased cash flow when complete but are somewhat delayed by the COVID-19 restrictions on worker movement. Over the remainder of the year, slightly more production is expected to come from the underground which is about 30% higher grade compared to the first quarter, as production starts in the 148 zone of the east mine.

The Company is lowering its estimates for annual gold production to 119 to 124 thousand ounces because of the downtime and subsequent ramping up of the mine due to government-mandated COVID-19 closure. The cost of sales is now estimated to be $185 million, cash cost, after by-product credits, and AISC, after by-product credits, per gold ounce is $900-$975 and $1,225-$1,275, respectively. The projected costs per ounce are higher due to the lower production estimates.

San Sebastian Mine - Mexico

In late March, the Government of Mexico issued an order to the mining industry to reduce operations to a minimum level until April 30 in response to COVID-19, and the order was subsequently extended until May 30, although it could be relaxed earlier for areas with few cases, such as Durango. Hecla's operations at San Sebastian have been suspended during this time. The closure is not expected to have a material impact on full-year production as long as the mine restarts operations in the second quarter because of planned partial year of production.

Lower silver and gold production was due to expected lower grades and resulted in lower cost of sales. The cash cost, after by-product credits, per silver ounce, decreased due to higher by-product gold price. The lower AISC, after by-product credits, per silver ounce, was principally due to the higher by-product credits along with lower capital and exploration spending. The mill operated at an average of 390 tpd in the first quarter, a 21% decrease over the first quarter of 2019.

The Company continues to study the Hugh Zone sulfide and El Toro oxide opportunities. The remaining work on the Hugh Zone is focused on the ability to generate a third saleable concentrate (copper) from the ore, which has a significant impact on the potential return of the project. Hecla continues to evaluate how the two deposits could be sequenced. Depending on positive results from the work on producing three concentrates, the mine could potentially restart production in 2021 or 2022.

The Company is lowering its production estimate by 200 thousand ounces to 0.6 million to 0.8 million ounces due to projected lower grade in the remaining blocks to be mined. The cost of sales is now estimated to be $25 million, cash cost, after by-product credits, and AISC, after by-product credits, per silver ounce is $6.25-$8.00 and $8.00-$10.75, respectively. The costs are higher due to the lower production estimates. These estimates assume that the mine returns to production before the end of the second quarter.

Nevada Operations

The Nevada operations have continued operating during the pandemic as an essential business in Nevada. There has been limited impact to activities at the mine.

For the Nevada operations, higher gold production was due to higher grades, partially offset by lower mill throughput. The cost of sales decreased $4 million due to the suspension of production activities at Hollister, the Midas mine and Aurora mill which are reclassified as suspension costs. Cash cost, after by-product credits, per gold ounce, decreased as a result of the higher gold production. The AISC, after by-product credits, per gold ounce, was substantially lower than the prior year period, due to higher gold production and almost no sustaining capital. Approximately 7,000 ounces of gold was held as inventory on loaded carbon at the end of the quarter. The mill, which is being operated on a batch basis, processed at an average of 190 tpd in the first quarter, a 59% decrease over the prior year period.

The Company reached agreement with Nevada Gold Mines to process a 30,000-ton bulk sample of Fire Creek ore at one or more of their refractory ore processing facilities. The agreement makes it possible for the Company to move forward with a program to test larger scale long-hole stoping of Fire Creek’s Type 2 ore (refractory ore) and is expected to help establish recovery rates in their process. Mining of the bulk sample is planned over the rest of 2020 with processing of the ore continuing into early 2021. The test is a staged, low-risk way to investigate opportunities to lower Fire Creek’s cost structure in an effort to realize value from the existing approximately 543,000 ton inferred resource (0.512 oz/ton gold; 0.543 oz/ton silver). The bulk sample is expected to be self-funding.

In addition, the Company advanced studies in support of continuing production at Fire Creek. Results from the recently completed hydrology study suggest that the existing water rights, water related permits, and water treatment infrastructure may be adequate to support a conceptual mine plan being developed for the resource. Results from the bulk mining and processing test will be used to refine the conceptual mine plan and economic analysis in 2021.

Alternate carbon processing arrangements allowed the Company to idle the Aurora mill during the quarter. The Midas mill is expected to conclude operations in the third quarter as the developed oxide ore from Fire Creek is depleted.

The Company is affirming its production estimates of 24 to 29 thousand gold ounces this year. The cost of sales is now estimated to be $39 million, cash cost, after by-product credits, and AISC, after by-product credits, per gold ounce is $825-$1,000 and $850-$1,050, respectively. The 2020 estimates do not include the potential benefits from the bulk sample project.

Lucky Friday Mine - Idaho

The Lucky Friday operations have continued during the pandemic as an essential business in Idaho. Shoshone County, where the mine is located, has not had any reported cases.

Union workers at Lucky Friday ratified the collective bargaining agreement in January 2020, and the recall is complete. The Company is hiring new employees which it expects to complete by year end in order to be at full production rates.

The decrease of silver production compared to the prior year period was primarily due to focus shifting from production by the salary staff to ramp-up activities following the end of the strike.

The Company is reaffirming its prior estimates for annual silver production of 1.4 to 1.8 million ounces. The cost of sales during full production is now estimated to be $14 million, cash cost, after by-product credits, and AISC, after by-product credits, per silver ounce is $9.50-$10.25 and $14.00-$15.00, respectively.

EXPLORATION

Exploration expenses were $2.5 million for the first quarter, representing a 43% decrease from the prior year period as a result of decreased activity at all sites. At Greens Creek, core drilling operations were suspended on March 20 to reduce risk associated with the COVID-19 pandemic and are currently planned to resume by third quarter. At Casa Berardi, core drilling operations were suspended on March 26 due to the Quebec government pandemic order but resumed on a limited basis for in-stope definition drilling on April 21. Exploration drilling activities in Mexico were suspended on April 10 and tentatively scheduled to restart in June.

Greens Creek – Alaska

At Greens Creek, strong definition drilling assay results received in the first quarter have upgraded East Ore and 200 South zone resources. In the East Ore Zone, intersections targeting the middle portion of the zone along 600 feet of strike length, included 8.3 oz/ton silver, 0.13 oz/ton gold, 16.0% zinc and 5.0% lead over 21.6 feet, and 13.1 oz/ton silver, 0.54 oz/ton gold, 33.4% zinc and 9.1% lead over 10.0 feet. These results confirm previously modeled Inferred resource estimates. In the 200 South Zone, drilling intersections at the southern end of the 200 South Bench over 550 feet of strike length included 27.5 oz/ton silver, 0.11 oz/ton gold, 0.7% zinc and 0.4% lead over 20.2 feet, 16.2 oz/ton silver, 0.05 oz/ton gold, 1.3% zinc and 0.6% lead over 15.5 feet and 13.9 oz/ton silver, 0.05 oz/ton gold, 1.3% zinc and 0.6% lead over 20.0 feet. Once drilling operations resume, the planned activity in the second quarter of 2020 is to further define the East Ore and 200 South zones. More complete drill assay highlights from Greens Creek can be found in Table A at the end of the release.

Casa Berardi – Quebec

At Casa Berardi, drilling in the East Mine focused on defining continuity and expanding mineralization in the high-grade 148 Zone. Definition drilling in the 148 Zone targeted the eastern and western down-plunge extensions of the known high-grade resources of the 148-01 lens below current infrastructure within the East Mine. Intersections from this drilling included 0.52 oz/ton gold over 24.0 feet, 0.13 oz/ton gold over 19.7 feet including 0.43 oz/ton gold over 2.3 feet and 0.15 oz/ton gold over 10.5 feet including 0.47 oz/ton gold over 2.6 feet. Exploration drilling targeted the eastern and western down-plunge trend of the known high-grade mineralization in the 148-01 lens. Intersections include 0.40 oz/ton gold over 13.1 feet including 0.53 oz/ton gold over 5.9 feet, 0.19 oz/ton gold over 8.5 feet including 0.52 oz/ton gold over 2.3 feet and 0.21 oz/ton gold over 15.7 feet including 0.46 oz/ton gold over 2.3 feet.

In the West Mine area, drilling in the 118 and 119 zones targeted multiple 118 lenses along the Casa Berardi Fault with the goal of extending known mineralization at depth and to the east outside of the current resources. It also targeted the 119-02 lens, converting resources from the inferred to indicated resource category. Recent intersections in the 118 Zone, including 0.14 oz/ton gold over 9.5 feet and 0.15 oz/ton gold over 12.8 feet, suggest this zone continues to be open at depth. Recent intersections in the 119 Zone include 0.10 oz/ton gold over 9.8 feet including 0.35 oz/ton gold over 2.6 feet and 0.18 oz/ton gold over 14.4 feet including 0.93 oz/ton gold over 2.3 feet expanding mineralization in the 119-02 lens.

In the second quarter of 2020, underground drilling is planned in an effort to expand and refine resources in 123 Zone in the West Mine and the high-grade 148 Zone in the East Mine.

More complete drill assay highlights from Casa Berardi can be found in Table A at the end of the release.

San Sebastian - Mexico

During the quarter, one surface reverse circulation drill rig operated at San Sebastian and focused on grid pattern Short Vertical Reverse Circulation (SVRC) drilling to explore through cover for new veins and near-surface oxide mineralization by sampling overburden and bedrock west of the current El Toro resource area.

PRE-DEVELOPMENT

Pre-development spending was $0.5 million for the quarter, principally in connection with permitting of Rock Creek and Montanore.

2020 ESTIMATES6

The Company has set new guidance for annual production, cost and expenditures as follows:

2020 Production Outlook

	Silver Production (Moz)		Gold Production (Koz)		Silver Equivalent (Moz)		Gold Equivalent (Koz)
	Original	Current	Original	Current	Original	Current	Original	Current
Greens Creek *	8.9-9.3	8.9-9.3	46-48	46-48	21.5-22.1	21.5-22.1	240-246	240-246
Lucky Friday *	1.4-1.8	1.4-1.8	N/A	N/A	3.2-3.6	3.2-3.6	35-40	35-40
San Sebastian	0.8-1.0	0.6-0.8	7-8	6-7	1.4-1.7	1.1-1.4	16-19	12.5-16
Casa Berardi	N/A		135-140	119-124	12.1-12.6	10.7-11.1	135-140	119-124
Nevada Operations	N/A		24-29	24-29	2.2-2.6	2.2-2.6	24-29	24-29
Total[8]	11.1-12.1	10.9-11.9	212-225	195-208	40.4-42.6	38.7-40.8	450-474	430.5-455
* Equivalent ounces include lead and zinc production.

2020 Cost Outlook

	Cost of Sales (millions)		Cash cost, after by-product credits, per silver/gold ounce[3]		AISC, after by-product credits, per produced silver/gold ounce[4]
	Original	Current	Original	Current	Original	Current
Greens Creek	$200	$205	$4.25-$5.00	$6.00-$6.75	$8.50-$9.75	$9.50-$10.00
Lucky Friday *	$15	$14	$5.25-$5.50	$9.50-$10.25	$8.75-$9.00	$14.00 - $15.00
San Sebastian	$25	$25	$3.00-$4.25	$6.25-$8.50	$6.25-$8.50	$8.00-$10.75
Total Silver	$240	$244	$4.00-$5.00	$6.50-$7.00	$11.00-$12.25	$12.25-$13.25
Casa Berardi	$180	$185	$875-$900	$900-$975	$1,225-$1,275	$1,225-$1,275
Nevada Operations	$40	$39	$825-$1,000	$825-$1,000	$850-$1,050	$850-$1,050
Total Gold	$220	$224	$850-$925	$900-$975	$1,150-$1,250	$1,150-$1,250

* Expected cost of sales during full production. Lucky Friday cash costs and AISC, after by-product credits, per silver ounce are calculated using only Fourth Quarter, 2020 production and cost estimates.

2020 Capital and Exploration Outlook

	(millions)
	Original	Current
2020E Capital expenditures	$115	$90
2020E Exploration expenditures (excluding Corporate Development)	$15	$11
2020E Pre-development expenditures	$2.5	$2.2

DIVIDENDS

Common

The Board of Directors elected to declare a quarterly cash dividend of $0.0025 per share of common stock, payable on or about June 2, 2020, to stockholders of record on May 22, 2020. The realized silver price was $14.48 in the first quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

Preferred

The Board of Directors elected to declare a quarterly cash dividend of $0.875 per share of preferred stock, payable on or about July 1, 2020, to stockholders of record on June 15, 2020.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Thursday, May 7, at 10:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with operating mines in Quebec, Canada and Nevada. The Company also has exploration and pre-development properties in eight world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles in the United States (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income (loss), the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income (loss), or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Net debt to adjusted EBITDA is a non-GAAP measurement, a reconciliation of adjusted EBITDA and net debt to the closest GAAP measurements of net income (loss) and debt can be found at the end of the release. It is an important measure for management to measure relative indebtedness and the ability to service the debt relative to its peers. It is calculated as total debt outstanding less total cash on hand divided by adjusted EBITDA.

(3) Cash cost, after by-product credits, per silver or gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mine versus those of our competitors. As a silver and gold mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations to compare performance with other gold companies. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program. Cash cost, after by-product credits, per silver ounce is not presented for Lucky Friday for the first quarter of 2020 and 2019, as production was limited due to the strike and ramp-up after the end of the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

(4) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mine sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits. AISC, after by-product credits, per silver ounce is not presented for Lucky Friday for the first quarter of 2020 and 2019, as production was limited due to the strike and ramp-up after the end of the strike and results are not comparable to those from prior periods and are not indicative of future operating results under full production.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that AISC is a non-GAAP measure that provides additional information to management, investors and analysts to help in the understanding of the economics of our operations and performance compared to other producers and in the investor's visibility by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(5) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi and Nevada Operations production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(6) Expectations for 2020 include silver, gold, lead and zinc production from Greens Creek, San Sebastian, Casa Berardi and Nevada Operations converted using $1,525 gold, $17 silver, $.85 lead, $1.00 zinc, these haven’t changed from year-end and for by-product credits used $1,650 gold, $15 silver, $0.85 zinc, $0.75 lead.

Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. When a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition and often contain words such as “anticipate,” “intend,” “plan,” “will,” “could,” “would,” “estimate,” “should,” “expect,” “believe,” “project,” “target,” “indicative,” “preliminary,” “potential” and similar expressions. Forward-looking statements in this news release may include, without limitation: (i) estimates of future production, sales, cost of sales, cash costs, after by-product credits, AISC, after by-product credits, as well as estimated spending on capital, exploration and pre-development; (ii) the Company will receive minimum expected prices on the Company’s projected silver and gold production through the use of put contracts second quarter and gold production through the third quarter of 2020; (iii) the Company will successfully manage price exposure at Greens Creek for concentrate shipments and forecasted future concentrate shipments through the use of provisional hedges and forward contracts; (iv) expectation that higher metals prices could increase the expected cash flow for Greens Creek in the second quarter when sales of prior shipments settle; (v) the Greens Creek mill will recover lost tonnage due to the replacement of a failed SAG motor during the rest of 2020; (vi) ability to bring mines back into full production in the timeframes stated after COVID-19 related shutdowns; (vii) ability of process improvement studies underway at Casa Berardi in 2020 to improve mill reliability, throughput, and recovery, leading to reduced costs and increased cash flow when they are completed; (viii) ability for San Sebastian to go back into production in the second quarter; (ix) ability of third party milling agreement to enable the Company to move forward with a program to test larger scale long-hole stoping of Fire Creek’s Type 2 ore and to help establish recovery rates at the third party mill and for the mine to continue producing through 2020 and processing of ore to continue into early 2021, and that the test is expected to be self-funding and may reveal opportunities to realize value from the existing approximately 543,000 ton inferred resource; (x) adequacy of the existing water rights, water related permits, and water treatment infrastructure to support a conceptual mine plan being developed for the Fire Creek resource; (xi) the potential for ongoing production at Fire Creek; (xii) ability to complete the #2 shaft hoist upgrade in the second quarter at the Lucky Friday; (xiii) ability to ramp up Lucky Friday to full production by year end; (xiv) ability to successfully make a third concentrate of Hugh Zone material and then restart the mine in 2021 or 2022, and (xv) improved financial performance in the second half of 2020. The material factors or assumptions used to develop such forward-looking statements or forward-looking information include that the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated, to which the Company’s operations are subject.

Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect, which could cause actual results to differ from forward-looking statements. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the USD/CAD and USD/MXN, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated; (ix) counterparties performing their obligations under hedging instruments and put option contracts; (x) sufficient workforce is available and trained to perform assigned tasks; (xi) weather patterns and rain/snowfall within normal seasonal ranges so as not to impact operations; (xii) relations with interested parties, including Native Americans, remain productive; (xiii) economic terms can be reached with third-party mill operators who have capacity to process our ore; (xiv) maintaining availability of water rights; (xv) factors do not arise that reduce available cash balances; and (xvi) there being no material increases in our current requirements to post or maintain reclamation and performance bonds or collateral related thereto.

In addition, material risks that could cause actual results to differ from forward-looking statements include, but are not limited to: (i) gold, silver and other metals price volatility; (ii) operating risks; (iii) currency fluctuations; (iv) increased production costs and variances in ore grade or recovery rates from those assumed in mining plans; (v) community relations; (vi) conflict resolution and outcome of projects or oppositions; (vii) litigation, political, regulatory, labor and environmental risks; (viii) exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration; (ix) the failure of counterparties to perform their obligations under hedging instruments, including put option contracts; (x) our plans for improvements at our Casa Berardi operations and our Nevada operations, including at Fire Creek with respect to refractory ore and otherwise, are not successful; (xi) our estimates for the third and fourth quarter results are inaccurate; (xii) we take a material impairment charge on our Nevada operations; and (xiii) we are unable to remain in compliance with all terms of the credit agreement in order to maintain continued access to borrowings under it. For a more detailed discussion of such risks and other factors, see the Company’s 2019 Form 10-K, filed on February 9, 2020, and Form 10-Q filed on May 7, 2020 with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this presentation, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). Although the SEC has recently issued new rules rescinding Guide 7, the new rules are not binding until January 1, 2021, and at this time the Company still reports in accordance with Guide 7. However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is included herein to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. Under Guide 7, the term "reserve" means that part of a mineral deposit that can be economically and legally extracted or produced at the time of the reserve determination. The term "economically", as used in the definition of reserve, means that profitable extraction or production has been established or analytically demonstrated to be viable and justifiable under reasonable investment and market assumptions. The term "legally", as used in the definition of reserve, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Hecla must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course and in a timeframe consistent with Hecla's current mine plans. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Kurt D. Allen, MSc., CPG, Director - Exploration of Hecla Limited and Keith Blair, MSc., CPG, Chief Geologist of Hecla Limited, who serve as a Qualified Person under National Instrument 43-101("NI 43-101"), supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release, including with respect to the newly acquired Nevada projects. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of analytical or testing procedures for the Greens Creek Mine are contained in a technical report titled “Technical Report for the Greens Creek Mine” effective date December 31, 2018, and for the Lucky Friday Mine are contained in a technical report titled “Technical Report for the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for Casa Berardi are contained in a technical report titled "Technical Report on the mineral resource and mineral reserve estimate for Casa Berardi Mine, Northwestern Quebec, Canada" effective date December 31, 2018 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine, Mexico, are contained in a technical report prepared for Hecla titled “Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico” effective date September 8, 2015 . Also included in these four technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Fire Creek Mine are contained in a technical report prepared for Klondex Mines, dated March 31, 2018; the Hollister Mine dated May 31, 2017, amended August 9, 2017; and the Midas Mine dated August 31, 2014, amended April 2, 2015. Copies of these technical reports are available under Hecla's and Klondex's profiles on SEDAR at www.sedar.com. Mr. Allen and Mr. Blair reviewed and verified information regarding drill sampling, data verification of all digitally collected data, drill surveys and specific gravity determinations relating to all the mines. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY Condensed Consolidated Statements of Loss (dollars and shares in thousands, except per share amounts - unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
Sales of products	$136,925	$152,617
Cost of sales and other direct production costs	85,887	110,386
Depreciation, depletion and amortization	39,666	38,787
	125,553	149,173
Gross profit	11,372	3,444

Other operating expenses:
General and administrative	8,939	9,959
Exploration	2,530	4,402
Pre-development	535	856
Research and development	—	403
Other operating expense	915	587
(Gain)/loss on sale of PP&E	(104)	—
Provision for closed operations and environmental matters	516	570
Ramp-up and suspension-related costs	12,996	2,778
Acquisition costs	5	13
	26,332	19,568
Loss from operations	(14,960)	(16,124)
Other income (expense):
Gain (loss) on derivative contracts	7,893	(1,799)
Other expense	(527)	(1,124)
Unrealized (loss) gain on investments	(978)	96
Net foreign exchange gain (loss)	6,636	(3,133)
Interest expense	(16,311)	(10,665)
	(3,287)	(16,625)
Loss before income taxes	(18,247)	(32,749)
Income tax benefit	1,062	7,216
Net loss	(17,185)	(25,533)
Preferred stock dividends	(138)	(138)
Loss applicable to common stockholders	$(17,323)	$(25,671)
Basic loss per common share after preferred dividends	$(0.03)	$(0.05)
Diluted loss per common share after preferred dividends	$(0.03)	$(0.05)
Weighted average number of common shares outstanding - basic	523,215	482,829
Weighted average number of common shares outstanding - diluted	523,215	482,829

HECLA MINING COMPANY Condensed Consolidated Balance Sheets (dollars and shares in thousands - unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$215,715	$62,452
Accounts receivable:
Trade	6,062	11,952
Taxes	12,547	20,048
Other, net	9,188	6,421
Inventories	75,122	66,213
Prepaid taxes	5,114	107
Other current assets	18,794	11,931
Total current assets	342,542	179,124
Non-current investments	4,919	6,207
Non-current restricted cash and investments	1,053	1,025
Properties, plants, equipment and mineral interests, net	2,393,187	2,423,698
Operating lease right-of-use asset	14,909	16,381
Non-current deferred income taxes	3,007	3,537
Other non-current assets	4,507	7,336
Total assets	$2,764,124	$2,637,308

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$49,437	$57,716
Accrued payroll and related benefits	34,478	26,916
Accrued taxes	5,842	4,776
Current portion of finance leases	5,391	5,429
Current portion of operating leases	4,792	5,580
Current portion of accrued reclamation and closure costs	5,277	4,581
Other current liabilities	11,966	11,976
Total current liabilities	117,183	116,974
Non-current finance leases	5,810	7,214
Non-current operating leases	10,139	10,818
Long-term debt - Senior Notes	469,021	504,729
Long-term debt - revolving credit facility	210,000	—
Non-current deferred tax liability	126,237	138,282
Accrued reclamation and closure costs	97,509	103,793
Non-current pension liability	57,309	56,219
Other non-current liabilities	14,033	6,856
Total liabilities	1,107,241	944,885

STOCKHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	132,381	132,292
Capital surplus	1,976,033	1,973,700
Accumulated deficit	(371,958)	(353,331)
Accumulated other comprehensive loss	(56,645)	(37,310)
Treasury stock	(22,967)	(22,967)
Total stockholders’ equity	1,656,883	1,692,423
Total liabilities and stockholders’ equity	$2,764,124	$2,637,308
Common shares outstanding	523,247	522,896

HECLA MINING COMPANY Condensed Consolidated Statements of Cash Flows (dollars in thousands - unaudited)

	Three Months Ended
	March 31, 2020	March 31, 2019
OPERATING ACTIVITIES
Net loss	$(17,185)	$(25,533)
Non-cash elements included in net loss:
Depreciation, depletion and amortization	41,630	40,267
Unrealized loss (gain) on investments	978	(96)
Adjustment of inventory to market value	—	1,399
Gain on disposition of properties, plants, equipment and mineral interests	(104)	—
Provision for reclamation and closure costs	1,548	1,594
Stock compensation	1,219	1,580
Deferred income taxes	(3,252)	(8,293)
Amortization of loan origination fees	2,140	625
Gain (loss) on derivative contracts	(10,437)	3,686
Foreign exchange (gain) loss	(8,066)	5,550
Other non-cash charges, net	—	2
Change in assets and liabilities:
Accounts receivable	9,955	(5,063)
Inventories	(6,602)	3,171
Other current and non-current assets	(2,642)	1,124
Accounts payable and accrued liabilities	(11,879)	(9,496)
Accrued payroll and related benefits	9,495	7,212
Accrued taxes	1,332	1,237
Accrued reclamation and closure costs and other non-current liabilities	(3,203)	1,064
Cash provided by operating activities	4,927	20,030

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(19,870)	(33,071)
Proceeds from disposition of properties, plants and equipment	154	1
Net cash used in investing activities	(19,716)	(33,070)

FINANCING ACTIVITIES
Dividends paid to common stockholders	(1,304)	(1,209)
Dividends paid to preferred stockholders	(138)	(138)
Debt origination fees	(458)	(39)
Borrowings on debt	679,500	58,000
Payments on debt	(506,500)	(58,000)
Repayments of finance leases	(1,284)	(1,261)
Net cash provided by (used in) financing activities	169,816	(2,647)
Effect of exchange rates on cash	(1,736)	95
Net increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	153,291	(15,592)
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	63,477	28,414
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$216,768	$12,822

HECLA MINING COMPANY Production Data

	Three Months Ended
	March 31, 2020	March 31, 2019
GREENS CREEK UNIT
Tons of ore milled	198,804	206,825
Mining cost per ton of ore	$83.75	$78.83
Milling cost per ton of ore	$42.64	$35.86
Ore grade milled - Silver (oz./ton)	16.87	13.46
Ore grade milled - Gold (oz./ton)	0.08	0.10
Ore grade milled - Lead (%)	3.12	2.83
Ore grade milled - Zinc (%)	6.89	7.32
Silver produced (oz.)	2,775,707	2,232,747
Gold produced (oz.)	12,273	14,328
Lead produced (tons)	5,198	4,782
Zinc produced (tons)	12,487	13,518
Cash cost, after by-product credits, per silver ounce (1)	$5.63	$0.49
AISC, after by-product credits, per silver ounce (1)	$7.90	$3.24
Capital additions (in thousands)	$5,510	$5,312
LUCKY FRIDAY UNIT
Tons of ore processed	10,219	13,803
Mining cost per ton of ore	$120.37	$131.25
Milling cost per ton of ore	$42.47	$36.45
Ore grade milled - Silver (oz./ton)	9.87	13.33
Ore grade milled - Lead (%)	7.23	7.97
Ore grade milled - Zinc (%)	3.85	3.54
Silver produced (oz.)	95,748	173,627
Lead produced (tons)	695	1,002
Zinc produced (tons)	360	426
Capital additions (in thousands)	$4,295	$1,726
CASA BERARDI UNIT
Tons of ore milled - underground	160,937	189,352
Tons of ore milled - surface pit	170,681	140,399
Tons of ore milled - total	331,618	329,751
Surface tons mined - ore and waste	1,724,974	2,160,123
Mining cost per ton of ore - underground	$117.81	$106.47
Mining cost per ton of ore - combined	$76.35	$86.14
Mining cost per ton of ore and waste - surface tons mined	3.67	$3.82
Milling cost per ton of ore	$21,97	$15.77
Ore grade milled - Gold (oz./ton) - underground	0.17	0.13
Ore grade milled - Gold (oz./ton) - surface pit	0.07	0.05
Ore grade milled - Gold (oz./ton) - combined	0.102	0.12
Ore grade milled - Silver (oz./ton)	0.02	0.03
Gold produced (oz.) - underground	17,581	25,264
Gold produced (oz.) - surface pit	9,171	6,535
Gold produced (oz.) - total	26,752	31,799
Silver produced (oz.)	5,934	8,240
Cash cost, after by-product credits, per gold ounce (1)	$1,268	$1,113
AISC, after by-product credits, per gold ounce (1)	$1,615	$1,338
Capital additions (in thousands)	$8,506	$5,679
SAN SEBASTIAN UNIT
Tons of ore milled	35,476	44,475
Mining cost per ton of ore	$90.08	$125.59
Milling cost per ton of ore	$63.38	$62.21
Ore grade milled - Silver (oz./ton)	10.64	10.94
Ore grade milled - Gold (oz./ton)	0.091	0.095
Silver produced (oz.)	346,625	441,079
Gold produced (oz.)	2,802	3,530
Cash cost, after by-product credits, per silver ounce (1)	$6.91	$11.23
AISC, after by-product credits, per silver ounce (1)	$9.59	$16.55
Capital additions (in thousands)	$803	$1,896
NEVADA OPERATIONS UNIT
Tons of ore milled	17,298	41,365
Mining cost per ton of ore	$366.60	$212.56
Milling cost per ton of ore	$150.25	$112.35
Ore grade milled - Gold (oz./ton)	1.055	0.300
Ore grade milled - Silver (oz./ton)	1.47	2.49
Gold produced (oz.)	16,965	10,364
Silver produced (oz.)	21,455	67,438
Cash cost, after by-product credits, per gold ounce (1)	$735	$1,782
AISC, after by-product credits, per gold ounce (1)	$808	$3,056
Capital additions (in thousands)	$857	$21,805
(1)

Cash cost, after by-product credits, per ounce and AISC, after by-products credits, per ounce represent a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement. A reconciliation of cash cost, after by-product credits and AISC, after by-products credits to cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi and Nevada Operations is gold, with a by-product credit for the value of silver production.

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Costs, Before By-product Credits and All-In Sustaining Costs, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits and AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units for the three-month periods ended March 31, 2020 and 2019.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. AISC, After By-product Credits, per Ounce is an important operating statistic that we utilize as a measures of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a silver and gold mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other silver mining companies, and aggregating Casa Berardi and Nevada Operations for comparison to other gold mining companies. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, reclamation, exploration, and pre-development. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective. Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that our reporting of these non-GAAP measures is the same as those reported by other mining companies.

The Casa Berardi, Nevada Operations and combined gold properties information below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi and Nevada Operations. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi and Nevada Operations units is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the gold metrics for Casa Berardi and Nevada Operations.

In thousands (except per ounce amounts)	Three Months Ended March 31, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$49,182	$2,832	$8,300		$60,314
Depreciation, depletion and amortization	(12,429)	(302)	(1,473)		(14,204)
Treatment costs	15,826	432	104		16,362
Change in product inventory	2,870	914	253		4,037
Reclamation and other costs	319	—	(361)		(42)
Exclusion of Lucky Friday costs	—	(3,876)	—		(3,876)
Cash Cost, Before By-product Credits (1)	55,768	—	6,823		62,591
Reclamation and other costs	788	—	114		902
Exploration	4	—	767	350	1,121
Sustaining capital	5,510	—	56	—	5,566
General and administrative				8,939	8,939
AISC, Before By-product Credits (1)	62,070	—	7,760		79,119
By-product credits:
Zinc	(16,026)	—	—		(16,026)
Gold	(17,197)	—	(4,429)		(21,626)
Lead	(6,926)	—	—		(6,926)
Total By-product credits	(40,149)	—	(4,429)		(44,578)
Cash Cost, After By-product Credits	$15,619	$—	$2,394		$18,013
AISC, After By-product Credits	$21,921	$—	$3,331		$34,541
Divided by ounces produced	2,776	—	347		3,123
Cash Cost, Before By-product Credits, per Ounce	$20.09	$—	$19.67		$20.03
By-product credits per ounce	(14.46)	—	(12.76)		(14.27)
Cash Cost, After By-product Credits, per Ounce	$5.63	$—	$6.91		$5.76
AISC, Before By-product Credits, per Ounce	$22.36	$—	$22.35		$25.33
By-product credits per ounce	(14.46)	—	(12.76)		(14.27)
AISC, After By-product Credits, per Ounce	$7.90	$—	$9.59		$11.06

In thousands (except per ounce amounts)	Three Months Ended March 31, 2020
	Casa Berardi (4)	Nevada Operations (5)	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$48,325	$16,914	$65,239
Depreciation, depletion and amortization	(16,397)	(9,065)	(25,462)
Treatment costs	574	26	600
Change in product inventory	1,608	5,280	6,888
Reclamation and other costs	(97)	(326)	(423)
Cash Cost, Before By-product Credits (1)	34,013	12,829	46,842
Reclamation and other costs	96	327	423
Exploration	691	85	776
Sustaining capital	8,506	826	9,332
General and administrative			—
AISC, Before By-product Credits (1)	43,306	14,067	57,373
By-product credits:
Zinc	—	—	—
Gold	—	—	—
Lead	—	—	—
Silver	(100)	(353)	(453)
Total By-product credits	(100)	(353)	(453)
Cash Cost, After By-product Credits	$33,913	$12,476	$46,389
AISC, After By-product Credits	$43,206	$13,714	$56,920
Divided by ounces produced	27	17	44
Cash Cost, Before By-product Credits, per Ounce	$1,272	$756	$1,071
By-product credits per ounce	(4)	(21)	(10)
Cash Cost, After By-product Credits, per Ounce	$1,268	$735	$1,061
AISC, Before By-product Credits, per Ounce	$1,619	$829	$1,312
By-product credits per ounce	(4)	(21)	(10)
AISC, After By-product Credits, per Ounce	$1,615	$808	$1,302

In thousands (except per ounce amounts)	Three Months Ended March 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$60,314	$65,239	$125,553
Depreciation, depletion and amortization	(14,204)	(25,462)	(39,666)
Treatment costs	16,362	600	16,962
Change in product inventory	4,037	6,888	10,925
Reclamation and other costs	(42)	(423)	(465)
Exclusion of Lucky Friday costs	(3,876)	—	(3,876)
Cash Cost, Before By-product Credits (1)	62,591	46,842	109,433
Reclamation and other costs	902	423	1,325
Exploration	1,121	776	1,897
Sustaining capital	5,566	9,332	14,898
General and administrative	8,939	—	8,939
AISC, Before By-product Credits (1)	79,119	57,373	136,492
By-product credits:
Zinc	(16,026)	—	(16,026)
Gold	(21,626)	—	(21,626)
Lead	(6,926)	—	(6,926)
Silver	—	(453)	(453)
Total By-product credits	(44,578)	(453)	(45,031)
Cash Cost, After By-product Credits	$18,013	$46,389	$64,402
AISC, After By-product Credits	$34,541	$56,920	$91,461
Divided by ounces produced	3,123	44
Cash Cost, Before By-product Credits, per Ounce	$20.03	$1,071
By-product credits per ounce	(14.27)	(10)
Cash Cost, After By-product Credits, per Ounce	$5.76	$1,061
AISC, Before By-product Credits, per Ounce	$25.33	$1,312
By-product credits per ounce	(14.27)	(10)
AISC, After By-product Credits, per Ounce	$11.06	$1,302

In thousands (except per ounce amounts)	Three Months Ended March 31, 2019
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$54,113	$2,181	$12,351		$68,645
Depreciation, depletion and amortization	(12,370)	(169)	(1,760)		(14,299)
Treatment costs	10,352	810	131		11,293
Change in product inventory	(3,865)	1,483	(853)		(3,235)
Reclamation and other costs	(415)	—	(312)		(727)
Exclusion of Lucky Friday costs	—	(4,305)	—		(4,305)
Cash Cost, Before By-product Credits (1)	47,815	—	9,557		57,372
Reclamation and other costs	737	—	123		860
Exploration	81	—	1,717	441	2,239
Sustaining capital	5,312	—	506	61	5,879
General and administrative				9,959	9,959
AISC, Before By-product Credits (1)	53,945	—	11,903		76,309
By-product credits:
Zinc	(23,285)	—	—		(23,285)
Gold	(16,518)	—	(4,602)		(21,120)
Lead	(6,917)	—	—		(6,917)
Total By-product credits	(46,720)	—	(4,602)		(51,322)
Cash Cost, After By-product Credits	$1,095	$—	$4,955		$6,050
AISC, After By-product Credits	$7,225	$—	$7,301		$24,987
Divided by ounces produced	2,233	—	441		2,674
Cash Cost, Before By-product Credits, per Ounce	$21.41	$—	$21.67		$21.45
By-product credits per ounce	(20.92)	—	(10.44)		(19.19)
Cash Cost, After By-product Credits, per Ounce	$0.49	$—	$11.23		$2.26
AISC, Before By-product Credits, per Ounce	$24.16	$—	$26.99		$28.53
By-product credits per ounce	(20.92)	—	(10.44)		(19.19)
AISC, After By-product Credits, per Ounce	$3.24	$—	$16.55		$9.34

In thousands (except per ounce amounts)	Three Months Ended March 31, 2019
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$49,081	$31,447	$80,528
Depreciation, depletion and amortization	(16,155)	(8,333)	(24,488)
Treatment costs	442	38	480
Change in product inventory	2,268	(3,246)	(978)
Reclamation and other costs	(129)	(379)	(508)
Cash Cost, Before By-product Credits (1)	35,507	19,527	55,034
Reclamation and other costs	129	378	507
Exploration	1,346	118	1,464
Sustaining capital	5,692	12,707	18,399
AISC, Before By-product Credits (1)	42,674	32,730	75,404
By-product credits:
Silver	(126)	(1,057)	(1,183)
Total By-product credits	(126)	(1,057)	(1,183)
Cash Cost, After By-product Credits	$35,381	$18,470	$53,851
AISC, After By-product Credits	$42,548	$31,673	$74,221
Divided by ounces produced	32	10	42
Cash Cost, Before By-product Credits, per Ounce	$1,117	$1,884	$1,305
By-product credits per ounce	(4)	(102)	(28)
Cash Cost, After By-product Credits, per Ounce	$1,113	$1,782	$1,277
AISC, Before By-product Credits, per Ounce	$1,342	$3,158	$1,788
By-product credits per ounce	(4)	(102)	(28)
AISC, After By-product Credits, per Ounce	$1,338	$3,056	$1,760

In thousands (except per ounce amounts)	Three Months Ended March 31, 2019
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$68,645	$80,528	$149,173
Depreciation, depletion and amortization	(14,299)	(24,488)	(38,787)
Treatment costs	11,293	480	11,773
Change in product inventory	(3,235)	(978)	(4,213)
Reclamation and other costs	(727)	(508)	(1,235)
Exclusion of Lucky Friday costs	(4,305)	—	(4,305)
Cash Cost, Before By-product Credits (1)	57,372	55,034	112,406
Reclamation and other costs	860	507	1,367
Exploration	2,239	1,464	3,703
Sustaining capital	5,879	18,399	24,278
General and administrative	9,959	—	9,959
AISC, Before By-product Credits (1)	76,309	75,404	151,713
By-product credits:
Zinc	(23,285)	—	(23,285)
Gold	(21,120)	—	(21,120)
Lead	(6,917)	—	(6,917)
Silver	—	(1,183)	(1,183)
Total By-product credits	(51,322)	(1,183)	(52,505)
Cash Cost, After By-product Credits	$6,050	$53,851	$59,901
AISC, After By-product Credits	$24,987	$74,221	$99,208
Divided by ounces produced	2,674	42
Cash Cost, Before By-product Credits, per Ounce	$21.45	$1,305
By-product credits per ounce	(19.19)	(28)
Cash Cost, After By-product Credits, per Ounce	$2.26	$1,277
AISC, Before By-product Credits, per Ounce	$28.53	$1,788
	(19.19)	(28)
AISC, After By-product Credits, per Ounce	$9.34	$1,760

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$200,000	$14,500	$25,000		$239,500
Depreciation, depletion and amortization	(42,000)	(3,500)	(7,000)		(52,500)
Treatment costs	33,700	2,750	850		37,300
Change in product inventory	(15,500)	—	(5,200)		10,300
Reclamation and other costs	3,500	250	1,300		5,050
Cash Cost, Before By-product Credits (1)	210,700	14,000	14,950		239,650
Reclamation and other costs	5,000	—	500		5,500
Exploration	800	—	2,300		3,100
Sustaining capital	35,500	2,500	600		38,600
General and administrative	—		—	29,000	29,000
AISC, Before By-product Credits (1)	252,000	16,500	18,350		315,850
By-product credits:
Zinc	(79,000)	(2,700)			(81,700)
Gold	(63,000)		(12,000)		(75,000)
Lead	(29,000)	(7,600)			(36,600)
Total By-product credits	(171,000)	(10,300)	(12,000)		(193,300)
Cash Cost, After By-product Credits	$39,700	$3,700	$2,950		$46,350
AISC, After By-product Credits	$81,000	$6,200	$6,350		$122,550
Divided by silver ounces produced	9,100	700	900		10,700
Cash Cost, Before By-product Credits, per Silver Ounce	$23.15	$20.00	$16.61		$22.40
By-product credits per silver ounce	(18.79)	(14.71)	(13.33)		(18.07)
Cash Cost, After By-product Credits, per Silver Ounce	$4.36	$5.29	$3.28		$4.33
AISC, Before By-product Credits, per Silver Ounce	$27.69	$23.57	$20.39		$29.52
By-product credits per silver ounce	(18.79)	(14.71)	(13.33)		(18.07)
AISC, After By-product Credits, per Silver Ounce	$8.90	$8.86	$7.06		$11.45

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2020
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$185,000	$50,000	$235,000
Depreciation, depletion and amortization	(57,000)	(23,000)	(80,000)
Treatment costs	—	—	—
Change in product inventory	(7,000)	(4,000)	(11,000)
Reclamation and other costs	1,000	1,250	2,250
Cash Cost, Before By-product Credits (1)	122,000	24,250	146,250
Reclamation and other costs	600	200	800
Exploration	2,600	—	2,600
Sustaining capital	46,000	1,000	47,000
AISC, Before By-product Credits (1)	171,200	25,450	196,650
By-product credits:		—
Silver	(500)	(500)	(1,000)
Total By-product credits	(500)	(500)	(1,000)
Cash Cost, After By-product Credits	$121,500	$23,750	$145,250
AISC, After By-product Credits	$170,700	$24,950	$195,650
Divided by gold ounces produced	137	27	164
Cash Cost, Before By-product Credits, per Gold Ounce	$891	$898	$892
By-product credits per gold ounce	(4)	(19)	(6)
Cash Cost, After By-product Credits, per Gold Ounce	$887	$879	$886
AISC, Before By-product Credits, per Gold Ounce	$1,250	$943	$1,199
By-product credits per gold ounce	(4)	(19)	(6)
AISC, After By-product Credits, per Gold Ounce	$1,246	$924	$1,193

In thousands (except per ounce amounts)	Original Estimate for Twelve Months Ended December 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$239,500	$235,000	$474,500
Depreciation, depletion and amortization	(52,500)	(80,000)	(132,500)
Treatment costs	37,300	2,000	37,300
Change in product inventory	10,300	(11,000)	(700)
Reclamation and other costs	5,050	2,250	7,300
Cash Cost, Before By-product Credits (1)	239,650	146,250	385,900
Reclamation and other costs	5,500	800	6,300
Exploration	3,100	2,600	5,700
Sustaining capital	38,600	47,000	85,600
General and administrative	29,000	—	29,000
AISC, Before By-product Credits (1)	315,850	196,650	512,500
By-product credits:
Zinc	(81,700)	—	81,700)
Gold	(75,000)	—	(75,000)
Lead	(36,600)	—	(36,600)
Silver		(1,000)	(1,000)
Total By-product credits	(193,300)	(1,000)	(194,300)
Cash Cost, After By-product Credits	$46,350	$145,250	$191,600
AISC, After By-product Credits	$122,550	$185,650	$318,200
Divided by ounces produced	10,700	164
Cash Cost, Before By-product Credits, per Ounce	$22.40	$892
By-product credits per ounce	(18.07)	(6)
Cash Cost, After By-product Credits, per Ounce	$4.33	$886
AISC, Before By-product Credits, per Ounce	$29.52	$1,199
By-product credits per ounce	(18.07)	(6)
AISC, After By-product Credits, per Ounce	$11.45	$1,193

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2020
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver
Cost of sales and other direct production costs and depreciation, depletion and amortization	$205,000	$14,000	$25,000		$244,000
Depreciation, depletion and amortization	(40,000)	(2,500)	(4,300)		(46,800)
Treatment costs	47,700	3,000	—		50,700
Change in product inventory	6,600	—	(5,600)		1,000
Reclamation and other costs	2,500	200	500		3,200
Cash Cost, Before By-product Credits (1)	221,800	14,700	15,600		252,100
Reclamation and other costs	3,500	200	500		4,200
Exploration	500	—	775		1,275
Sustaining capital	25,500	2,850	75		28,425
General and administrative	—		—	29,000	29,000
AISC, Before By-product Credits (1)	251,300	17,750	16,950		315,000
By-product credits:
Zinc	(67,000)	(2,000)			(69,000)
Gold	(68,000)		(10,500)		(78,500)
Lead	(27,000)	(6,000)			(33,000)
Total By-product credits	(162,000)	(8,000)	(10,500)		(180,500)
Cash Cost, After By-product Credits	$59,800	$6,700	$5,100		$71,600
AISC, After By-product Credits	$89,300	$9,750	$6,450		$134,500
Divided by silver ounces produced	9,100	675	700		10,475
Cash Cost, Before By-product Credits, per Silver Ounce	$24.37	$21.78	$22.29		$24.07
By-product credits per silver ounce	(17.80)	(11.85)	(15.00)		(17.23)
Cash Cost, After By-product Credits, per Silver Ounce	$6.57	$9.93	$7.29		$6.84
AISC, Before By-product Credits, per Silver Ounce	$27.62	$26.30	$24.21		$30.07
By-product credits per silver ounce	(17.80)	(11.85)	(15.00)		(17.23)
AISC, After By-product Credits, per Silver Ounce	$9.81	$14.44	$9.21		$12.84

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2020
	Casa Berardi	Nevada Operations	Total Gold
Cost of sales and other direct production costs and depreciation, depletion and amortization	$185,000	$39,000	$224,000
Depreciation, depletion and amortization	(66,000)	(14,000)	(80,000)
Treatment costs	—	2,000	2,000
Change in product inventory	(5,000)	(3,550)	(8,550)
Reclamation and other costs	1,000	1,250	2,250
Cash Cost, Before By-product Credits (1)	115,000	24,700	139,700
Reclamation and other costs	600	500	1,100
Exploration	2,600	85	2,685
Sustaining capital	34,500	1,000	35,500
AISC, Before By-product Credits (1)	152,700	26,285	178,985
By-product credits:
Silver	(1,400)	(650)	(2,050)
Total By-product credits	(1,400)	(650)	(2,050)
Cash Cost, After By-product Credits	$113,600	$24,050	$137,650
AISC, After By-product Credits	$151,300	$25,635	$176,935
Divided by gold ounces produced	122	27	149
Cash Cost, Before By-product Credits, per Gold Ounce	$943	$915	$938
By-product credits per gold ounce	(11)	(24)	(14)
Cash Cost, After By-product Credits, per Gold Ounce	$931	$891	$924
AISC, Before By-product Credits, per Gold Ounce	$1,252	$974	$1,201
By-product credits per gold ounce	(11)	(24)	(14)
AISC, After By-product Credits, per Gold Ounce	$1,240	$949	$1,187

In thousands (except per ounce amounts)	Current Estimate for Twelve Months Ended December 31, 2020
	Total Silver	Total Gold	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$244,000	$224,000	$468,000
Depreciation, depletion and amortization	(46,800)	(80,000)	(126,800)
Treatment costs	50,700	2,000	52,700
Change in product inventory	1,000	(8,550)	(7,550)
Reclamation and other costs	3,200	2,250	5,450
Cash Cost, Before By-product Credits (1)	252,100	139,700	391,800
Reclamation and other costs	4,200	1,100	5,300
Exploration	1,275	2,685	3,960
Sustaining capital	28,425	35,500	63,925
General and administrative	29,000	—	29,000
AISC, Before By-product Credits (1)	315,000	178,985	493,985
By-product credits:
Zinc	(69,000)	—	(69,000)
Gold	(78,500)	—	(78,500)
Lead	(33,000)	—	(33,000)
Silver		(2,050)	(2,050)
Total By-product credits	(180,500)	(2,050)	(182,550)
Cash Cost, After By-product Credits	$71,600	$137,650	$209,250
AISC, After By-product Credits	$134,500	$176,935	$311,435
Divided by ounces produced	10,475	149
Cash Cost, Before By-product Credits, per Ounce	$24.07	$938
By-product credits per ounce	(17.23)	(14)
Cash Cost, After By-product Credits, per Ounce	$6.84	$924
AISC, Before By-product Credits, per Ounce	$30.07	$1,201
By-product credits per ounce	(17.23)	(14)
AISC, After By-product Credits, per Ounce	$12.84	$1,187
(1)

Includes all direct and indirect operating costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, after by-product revenues earned from all metals other than the primary metal produced at each unit.  AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital cost.

(2)

The unionized employees at Lucky Friday were on strike from March 2017 until January 2020, and production at Lucky Friday has been limited since the start of the strike.  Costs related to ramp-up activities totaling $6.3 million in the first quarter of 2020, and suspension-related costs totaling $1.9 million during the strike in the first quarter of 2019, along with $1.8 million and $0.9 million, respectively, in non-cash depreciation expense for those periods, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

(4)

In late March, the Government of Quebec ordered the mining industry to reduce to minimum operations as part of the fight against the COVID-19 virus, causing us to suspend our Casa Berardi operations from approximately March 24 until April 15, when limited mining operations resumed, resulting in the reduced mill throughput.  Suspension-related costs totaling $0.9 million for the first quarter of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

(5)

Production was suspended at the Hollister mine in the third quarter of 2019 and at the Midas mine and Aurora mill in late-2019.  Suspension-related costs at Hollister, Midas and Aurora totaling $4.0  million for the first quarter of 2020 are reported in a separate line item on our consolidated statements of operations and excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization and Cash Cost and AISC, After By-product Credits, per Gold Ounce.

Reconciliation of Net Loss Applicable to Common Stockholders (GAAP) to Adjusted Net Loss Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net loss applicable to common stockholders and adjusted net loss per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net loss per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended March 31,
	2020	2019
Net (loss) income applicable to common stockholders (GAAP)	$(17,323)	$(25,671)
Adjusting items:
Loss (gain) on derivatives contracts	(7,893)	1,799
Ramp-up and suspension costs	12,996	2,778
Provisional price gains	(2,610)	(524)
Additional interest associated with early repayment of long-term debt	2,902	—
Loss on extinguishment of debt	1,666	—
Net foreign exchange (gain) loss	(6,636)	3,133
Gain on disposition of properties, plants, equipment and mineral interests	(104)	—
Acquisition costs	5	13
Adjusted net loss applicable to common stockholders	$(16,997)	$(18,472)
Weighted average shares - basic	523,215	482,829
Weighted average shares - diluted	523,215	482,829
Basic and diluted adjusted net loss per common share	$(0.03)	$(0.04)

Reconciliation of Net Loss (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net loss before the following items: interest expense, income tax (benefit) provision, depreciation, depletion, and amortization expense, acquisition costs, foreign exchange gains and losses, unrealized gains and losses on derivative contracts, ramp-up and suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains and losses on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes and 2021 Notes and capital leases, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net loss and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2019	2020	2019
Net loss	$(17,185)	$(25,533)	$(91,209)	$(60,336)
Plus: Interest expense	16,311	10,665	54,093	41,815
Plus: Income taxes	(1,062)	(7,216)	(17,947)	(14,685)
Plus: Depreciation, depletion and amortization	39,666	38,787	200,397	144,777
Plus: Acquisition costs	5	13	637	7,551
(Less)/Plus: Foreign exchange (gain) loss	(6,636)	3,133	(1,533)	(4,585)
(Less)/Plus: (Gain) loss on derivative contracts	(7,827)	1,799	333	517
Plus: Ramp-up and suspension costs	12,996	2,778	22,269	18,454
Less: (Gain) loss on disposition of properties, plants, equipment and mineral interests	(104)	—	4,539	(2,664)
(Less)/Plus: Provisional price (gains) losses	(2,610)	(524)	(2,683)	3,214
Plus: Stock-based compensation	1,219	1,580	5,307	6,732
Plus: Provision for closed operations and environmental matters	1,548	1,594	6,868	6,361
Plus/(Less): Unrealized loss (gain) on investments	978	(96)	3,463	3,030
Plus: Other	527	1,124	2,909	2,009
Adjusted EBITDA	$37,826	$28,104	$187,443	$152,190
Total debt			$690,222	$548,883
Less: Cash and cash equivalents			$(215,715)	$(11,797)
Net debt			$474,507	$537,086
Net debt/LTM adjusted EBITDA (non-GAAP)			2.5	3.5

Table A - Assay Results

Greens Creek (Alaska)

Zone	Drill Hole Number	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Silver (oz/ton)	Gold (oz/ton)	Zinc (%)	Lead (%)	Depth From Mine Portal (feet)
East Ore Definition	GC5367	243/-52	537.5	541.0	3.1	27.1	0.03	11.8	2.3	241
	GC5369	243/-78	477.0	478.5	1.5	30.8	0.09	7.4	3.2	195
	GC5371	243/-62	502.0	507.0	4.8	11.1	0.02	7.3	2.9	216
	GC5372	63/-67	459.9	465.0	4.7	18.4	0.29	3.1	0.6	239
	GC5375	63/-77	503.0	518.0	11.5	21.3	0.13	27.4	9.5	163
	GC5380	63/-58	412.4	415.0	2.0	19.8	0.03	6.2	3.3	311
	GC5386	63/-37	324.0	327.5	3.4	11.6	0.07	5.8	2.6	539
	GC5386	63/-37	330.3	331.3	1.0	10.6	0.14	3.2	0.9	463
	GC5386	63/-37	393.2	394.3	1.0	10.4	0.14	7.2	4.0	426
	GC5390	63/1	365.5	368.0	2.5	11.6	0.08	1.7	0.9	638
	GC5393	63/10	401.5	403.0	1.3	15.7	0.19	7.0	1.8	723
	GC5393	63/10	438.0	441.0	2.3	21.7	0.52	15.4	7.4	728
	GC5396	63/-10	356.0	367.0	11.0	10.6	0.09	3.7	1.7	583
	GC5400	63/-76	481.3	503.0	21.6	8.3	0.13	16.0	5.0	185
	GC5403	63/-88	483.0	493.0	10.0	13.1	0.54	33.4	9.1	169
	GC5409	243/-81	472.5	478.5	6.0	14.1	0.39	23.2	7.8	189
200 South Definition	GC5379	243/-73	694.0	700.0	6.0	15.0	0.13	0.8	0.4	-1948
	GC5379	243/-73	708.0	713.0	4.8	8.4	0.17	0.6	0.3	-1962
	GC5379	243/-73	720.5	729.0	8.2	9.3	0.14	0.5	0.3	-1978
	GC5383	243/-62	253.0	273.0	20.0	13.9	0.05	1.3	0.6	-1515
	GC5383	243/-62	329.5	333.0	3.1	35.2	0.03	1.1	0.5	-1577
	GC5388	243/-51	194.5	215.0	15.5	16.2	0.05	1.3	0.6	-1443
	GC5388	243/-51	240.0	242.0	1.0	34.9	0.03	0.3	0.1	-1472
	GC5388	243/-51	287.0	293.0	5.5	33.1	0.02	1.7	0.7	-1509
	GC5388	243/-51	541.0	542.0	1.0	17.0	0.01	0.6	0.3	-1702
	GC5392	243/-18	204.0	225.5	20.2	27.5	0.11	0.7	0.4	-1344
	GC5402	243/-36	193.4	194.4	1.0	28.9	0.18	0.8	0.4	-1386
	GC5410	243/-42	194.0	197.0	2.3	52.3	0.04	0.7	0.3	-1407
	GC5410	243/-42	361.0	363.5	1.6	16.4	0.02	0.8	0.4	-1517
	GC5410	243/-42	447.0	463.8	4.3	26.7	0.01	1.5	0.8	-1579
	GC5410	243/-42	595.2	600.7	5.5	57.5	0.09	1.7	0.8	-1670
	GC5413	243/-34	199.0	201.5	2.4	16.3	0.03	0.6	0.3	-1389
9A Definition	GC5370	50/13	477.0	478.0	0.7	26.9	0.02	22.2	11.4	-120
	GC5373	66/-37	89.5	90.5	0.6	25.6	0.08	3.9	2.4	-285
	GC5391	36/12	256.0	258.0	1.9	13.8	0.02	16.8	2.8	-176
	GC5391	36/12	333.0	364.0	26.0	31.2	0.17	8.2	3.5	-158
	GC5395	36/4	301.0	330.0	25.1	15.2	0.06	4.4	2.8	-208
	GC5397	33/-9	249.0	253.0	2.4	15.1	0.12	19.1	11.4	-271
	GC5401	66/38	289.5	290.5	1.0	14.2	0.02	11.7	3.9	-47
	GC5401	66/38	332.0	334.8	2.6	13.0	0.02	16.5	4.5	-21
Deep Southwest Exploration	GC5357	4/-66	391.5	395.0	3.5	39.2	0.55	8.4	3.8	-1030

Casa Berardi (Quebec)

Zone	Drill Hole Number	Drill Hole Section	Drill Hole Azm/Dip	Sample From (feet)	Sample To (feet)	True Width (feet)	Gold (oz/ton)	Depth From Mine Surface (feet)
UG Lower Principal 118 Zone	CBP-0860	11940	4/-55	457.9	472.3	9.5	0.14	-3577
118	CBP-0861	11940	4/-50	457.6	472.3	10.2	0.08	-3546
118	CBP-0867	11985	16/-53	869.2	888.9	12.8	0.15	-3875
UG Upper Principal 119 Zone	CBP-0795	11760	190/-28	688.1	707.2	16.7	0.06	-1223
119	Including		190/-28	691.4	694.7	2.6	0.18	-1222
119	CBP-0796	11805	179/-10	555.3	565.1	9.8	0.10	-982
119	Including		179/-10	562.5	565.1	2.6	0.35	-982
119	CBP-0799	11805	179/0	549.1	563.8	14.4	0.18	-923
119	Including		179/0	553.3	556.0	2.3	0.93	-923
UG Upper Principal 128 Zone Exploration	CBP-0854	12840	180/-36	1367.4	1372.4	9.5	0.37	-1468
128	CBP-0854	12840	180/-36	1374.0	1378.3	2.8	0.92	-1467
UG East Mine 148 Zone	CBE-0203	14820	358/-42	1173.6	1203.8	24.0	0.52	-2277
148	CBE-0204	14820	355/-46	1219.2	1243.1	18.0	0.14	-2364
148	Including		355/-46	1235.6	1243.1	5.6	0.30	-2369
148	CBE-0209	14820	358/-45	1203.8	1229.0	19.7	0.13	-2358
148	Including		358/-45	1224.4	1227.4	2.3	0.43	-2364
148	CBE-0209	14820	358/-45	1253.0	1265.8	10.5	0.15	-2382
148	CBE-0209 INC	14820	358/-45	1262.1	1265.8	2.6	0.47	-2387
148	CBE-0213	14775	349/-53	1346.4	1374.3	20.3	0.13	-2565
148	CBE-0213 INC		349/-53	1351.7	1356.3	3.3	0.29	-2561
UG East Mine 148 Zone Exploratio	CBE-0207	14850	358/-57	1157.8	1167.7	7.2	0.11	-2499
148 Exploration	CBE-0207	14850	358/-57	1672.8	1685.9	11.2	0.12	-2885
148 Exploration	CBE-0214	14790	355/-52	1343.2	1372.7	23.0	0.31	-2549
148 Exploration	Including		355/-52	1357.9	1362.8	3.6	0.74	-2549
148 Exploration	CBE-0215	14820	345/-56	1416.0	1428.4	9.2	0.13	-2631
148 Exploration	CBE-0215	14820	345/-56	1439.3	1457.3	13.1	0.40	-2653
148 Exploration	Including		345/-56	1445.8	1454.0	5.9	0.53	-2641
148 Exploration	CBE-0216	14835	355/-63	1618.7	1630.2	8.5	0.19	-2859
148 Exploration	Including		355/-63	1622.3	1625.4	2.3	0.52	-2859
148 Exploration	CBE-0216	14835	355/-63	1640.0	1663.0	15.7	0.21	-2879
148 Exploration	Including		355/-63	1653.1	1656.4	2.3	0.46	-2882
148 Exploration	CBE-0217	14820	355/-68	1694.1	1703.3	5.9	0.15	-2982
148 Exploration	CBE-0217	14820	355/-68	1799.1	1815.5	10.5	0.13	-3068
148 Exploration	CBE-0217	14820	355/-68	1830.2	1845.0	8.5	0.19	-3092
148 Exploration	CBE-0217	14820	355/-68	1928.6	1945.0	9.8	0.12	-3171

Contacts

For further information, please contact:

Mike Westerlund
Vice President - Investor Relations
800-HECLA91 (800-432-5291)
Email: hmc-info@hecla-mining.com
Website: www.hecla-mining.com